As filed with the Securities and Exchange Commission on January 21, 2003

                          Registration No. 333-_______

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         COMMUNITY BANCORP OF NEW JERSEY
             (Exact name of registrant as specified in its charter)

               New Jersey                                  22-3666589
(State or Jurisdiction of Organization)        (IRS Employer Identification No.)

                              3535 Highway 9 North
                           Freehold, New Jersey 07728
                                 (732) 863-9000
          (Address and telephone number of principal executive offices)

                         2000 Employee Stock Option Plan
                2000 Stock Option Plan for Non-Employee Directors
                            (Full title of the plan)

           Robert D. O'Donnell, President and Chief Executive Officer
                         Community Bancorp of New Jersey
                              3535 Highway 9 North
                           Freehold, New Jersey 07728
                                 (732) 863-9000
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                        Proposed               Proposed
 Title of each class of       Amount to be              maximum                 maximum
    securities to be         registered (1)          offering price            aggregate              Amount of
       registered                                    per share (2)          offering price        registration fee
----------------------------------------------------------------------------------------------------------------------
Common Stock
No par  value                   270,597                 $18.75               $5,073,694                $467
----------------------------------------------------------------------------------------------------------------------

---------------

(1) Maximum number of shares authorized for issuance pursuant to the exercise of options under Registrant's 2000 Employee Stock Option Plan and 2000 Stock Option Plan for Non-Employee Directors (collectively the "Plans"). This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in such Plans.

(2) Estimated solely for the purpose of calculating the registration fee. Last trading price of the Common Stock on the NASDAQ stock exchange on January 8, 2003.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.   Incorporation of Documents by Reference.

     The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Registrant filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission's Website is (http://www.sec.gov).

     The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

     (a) the Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 30, 2002, June 30, 2002 and September 30, 2002; and

     (b) the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001.

     In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

          Not applicable.


Item 5.  Interests of Named Experts and Counsel.

          Not applicable.


Item 6.  Indemnification of Directors and Officers.

          The objective of the following indemnification provision is to assure that indemnification can be

          I invoked by the Registrant for its directors, officers, employees and agents and former officers, directors, employees and agents who incur expenses in proving their honesty and integrity, provided they meet minimum qualifications touching upon the concept of wrongdoing.

          In accordance with the New Jersey Business Corporation Act (Title 14A of the New Jersey Statutes), Article XI of the Registrant's Certificate of Incorporation provides as follows:

                                   ARTICLE XI
                                   ----------

                                 INDEMNIFICATION
                                 ---------------

          The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein
     (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons, enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

          The Corporation shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.


Item 7.   Exemption From Registration Claimed.

         Not applicable.


Item 8.   Exhibits.

         The following exhibits are filed with this Registration Statement.

         Exhibit
         Number   Description of Exhibit
         ------   ----------------------

         5        Opinion of Windels Marx Lane & Mittendorf, LLP

         10(a)    Form of 2000 Employee Stock Option Plan (1)

         10(b)    Form of 2000 Stock Option Plan for Non-Employee Directors (1)

         23(a)    Consent of Grant Thornton LLP

         23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

-------------------------------

     (1) Incorporated by reference from Exhibits B and C from the Registrant's definitive proxy statement on Schedule 14A for the 2000 Annual Meeting of Shareholders, as filed with the Securities and Exchange Commission on March 28, 2000.

Item 9.   Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Freehold, State of New Jersey on January 21, 2003.


                                                By: /s/Robert D. O'Donnell
                                                    ----------------------------
                                                    ROBERT D O'DONNELL,
                                                    President and Chief
                                                    Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

         Name                        Title                            Date

/s/Robert D. O'Donnell      President, Chief Executive          January 21, 2003
----------------------      Officer and Director
ROBERT D. O'DONNELL

/s/Michael Bis              Chief Financial Officer             January 21, 2003
--------------             (Principal Accounting Officer)
MICHAEL BIS

/s/Howard Schoor            Chairman of the Board               January 21, 2003
----------------
HOWARD SCHOOR

/s/Eli Kramer               Vice Chairman of the Board          January 21, 2003
-------------
ELI KRAMER

/s/Charles Kaempffer        Director                            January 21, 2003
--------------------
CHARLES KAEMPFFER

/s/Morris Kaplan            Director                            January 21, 2003
----------------
MORRIS KAPLAN

/s/Robert M. Kaye           Director                            January 21, 2003
-----------------
ROBERT M. KAYE

 /s/William J. Mehr         Director                            January 21, 2003
 ------------------
 WILLIAM J. MEHR

 /s/Arnold Silverman        Director                            January 21, 2003
 -------------------
 ARNOLD SILVERMAN

 /s/Lewis Wetstein          Director                            January 21, 2003
 -----------------
 LEWIS WETSTEIN

                          EXHIBIT INDEX TO REGISTRATION
            STATEMENT ON FORM S-8 OF COMMUNITY BANCORP OF NEW JERSEY
            --------------------------------------------------------

         Exhibit
         Number    Description of Exhibit

         5         Opinion of Windels Marx Lane & Mittendorf, LLP

         10(a)     Form of 2000 Employee Stock Option Plan (1)

         10(b)     Form of 2000 Stock Option Plan for Non-Employee Directors (1)

         23(a)     Consent of Grant Thornton LLP

         23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)
----------
                    (1) Incorporated by reference from Exhibits B and C from the Registrant's definitive proxy statement on Schedule 14A for the 2000 Annual Meeting of Shareholders, as filed with the Securities and Exchange Commission on March 28, 2000.